Amendment No. 9 to Participation Agreement
Franklin Templeton Variable Insurance Products Trust
Franklin/Templeton Distributors, Inc.
Great-West Life & Annuity Insurance Company
Great-West Life & Annuity Insurance Company of New York
GWFS Equities, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we,” “our,” or “us”), Great-West Life & Annuity Insurance Company, Great-West Life & Annuity Insurance Company of New York and GWFS Equities, Inc., your distributor (collectively, the “Company” “you” or “your”), on your behalf and on behalf of certain Accounts, (individually a “Party”, collectively, the “Parties”) have previously entered into a Participation Agreement dated May 1, 2000 and amended as of the same date, and subsequently amended as of May 3, 2004, May 1, 2006, June 5, 2007, May 1, 2008, April 30, 2010, August 16, 2010, May 1, 2014, August 1, 2014, and further modified by an Addendum dated as of May 1, 2011 (the “Agreement”). The Parties now desire to amend the Agreement by this amendment (the “Amendment”). Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.
A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	Schedules B and C of the Agreement are hereby deleted in their entirety and replaced with Schedules B and C attached hereto.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

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IN WITNESS WHEREOF, each of the Parties has caused their duly authorized officers to execute this Amendment as of December ____, 2014.

The Trust: Only on behalf of each Portfolio listed on Schedule C of the Agreement.	Franklin Templeton Variable Insurance Products Trust By: Name:Karen L. Skidmore Title: Vice President
The Underwriter:	Franklin/Templeton Distributors, Inc. By: Name:Christopher Felchlin Title: Vice President
The Company:	Great-West Life & Annuity Insurance Company By: Name: Title:
Great-West Life & Annuity Insurance Company of New York By: Name: Title:
The Distributor:	GWFS Equities, Inc. By: Name: Title:

Schedule B

Accounts of the Company

Name of Separate Account	SEC Registration Yes/No
Maxim Series Account	Yes
Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company	Yes
Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company of New York

Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company

Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company of New York
Yes Yes Yes

Schedule C

Available Portfolios and Classes of Shares of the Trust

1.	Franklin Small Cap Value VIP Fund - Class 2

2.	Templeton Foreign VIP Fund - Class 1

3.	Templeton Global Bond VIP Fund - Class 2

4.	Franklin Income VIP Fund - Class 4

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares are included in this Schedule C listing provided that:

(1)
the Legal Department of the Trust receives from a person authorized by you a written notice in the form attached (which may be electronic mail or sent by electronic mail) (“Notice”) identifying this Agreement as provided in the Notice and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2)
we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a part of this Schedule C and the Agreement.